EXHIBIT 99.2

May 6, 2008

Media contact:

Katherine Taylor

815-961-7164

JAMES S. WADDELL RETIRES AS EVP, CHIEF ADMINISTRATIVE OFFICER

AND CORPORATE SECRETARY OF AMCORE FINANCIAL, INC.

ROCKFORD — The Board of Directors of AMCORE Financial, Inc. (Nasdaq: AMFI) announced that James S. Waddell, 63, has elected to retire as Chief Administrative Officer (CAO) and Corporate Secretary of AMCORE effective May 15. Lori Burke, Executive Vice President, Administrative Services, will assume the administrative services duties and Guy Francesconi, Executive Vice President and General Counsel, will assume the role of Corporate Secretary.

Mr. Waddell began his career at AMCORE in 1992 as Senior Vice President of Administrative Services. He assumed the CAO position in 1994. After a long career in management and 16 years with AMCORE, Mr. Waddell says he has reached a point in his life that he would like to retire. “I feel I have achieved the professional goals I set for myself. I have worked with many wonderful people at AMCORE and will always have fond memories of my time here,” says Mr. Waddell. “This retirement has been two years in the planning and I look forward to traveling, spending more time with my family, and continuing to be involved in the communities in which we live.”

Mr. Waddell has made enormous contributions to AMCORE in the roles of Corporate Secretary for AMCORE Financial Inc., Chairman of AMCORE’s Political Action Committee, Director of AMCORE Bank and AMCORE Investment Group, and Chairman and Director of the AMCORE Foundation.

During his tenure at AMCORE, Mr. Waddell has been very visible in the community representing the Bank on numerous boards and organizations. He is a board member and officer for SwedishAmerican Health System, he is an Illinois Connection Ambassador for the University of Illinois, and a founding director of the Rockford Area Illini Club. Mr. Waddell has also been involved with the Aldeen Foundation, Alzheimer’s Association, Friends of the Greater Rockford Airport, Northern Illinois Hospice Association Capital Fund Drive, YMCA board, Rockford MetroCentre Authority board, United Way and Burpee Museum Capital Fund Drive.

Mr. Waddell has received numerous awards including Honorary Membership in Varsity I Association at the University of Illinois, Life Membership in the President’s Council at the University of Illinois, and Outstanding Fundraising Volunteer from the Association of Fundraising Professionals, to name a few.

In accepting Mr. Waddell’s retirement, the Board of Directors expressed deep appreciation for his many years of service and dedication to AMCORE. “Jim has been a strong leader in this organization for many years and is highly respected in the community. I have enjoyed working with Jim and wish him the best during his retirement,” says William R. McManaman, an 11-year Board member who is now AMCORE’s Chairman and CEO.

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.2 billion with 80 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, private banking, investment management, insurance and comprehensive retirement plan services.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol AMFI. Further information about AMCORE Financial, Inc. can be found at the Company’s website at www.AMCORE.com.